Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Given Imaging Ltd:

We consent to the incorporation by reference in the registration statements (Nos. 333-145474, 333-134739, 333-118473, 333-107630, 333-73732 and 333-161506) on Form S-8 of Given Imaging Ltd. (the “Company”) of our report dated March 9, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of the Company.

Our report refers to the adoption by the Company of FASB Statement No. 157, Fair Value Measurements, included in ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall and the revised FASB Statement No. 141 included in ASC Topic 805, Business Combinations, effective January 1, 2009.

In addition, our report contains an explanatory paragraph that states that the Company acquired Sierra Scientific Instruments during 2010, and that Company’s management excluded from the scope of its assessment of internal control over financial reporting the operations and related assets of Sierra Scientific Instruments. At December 31, 2010, and for the period from April 1, 2010 through December 31, 2010, total assets and revenues subject to Sierra Scientific Instruments’ internal control over financial reporting represented 21% and 11% of the Company’s consolidated total assets and total revenues as of and for the year ended December 31, 2010, respectively. Our audit of internal control over financial reporting of Given Imaging Ltd. also excluded an evaluation of the internal control over financial reporting of Sierra Scientific Instruments.

Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Haifa, Israel
March 9, 2011